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                            VALUE SHARING AGREEMENT


          AGREEMENT made as of June 24, 1995 (this "Agreement") by and between Tracinda Corporation, a Nevada corporation ("Tracinda"), and Alfred Boyer ("Participant").

          WHEREAS, in consideration of the consulting services being provided by Participant to Tracinda as contemplated by the Consulting Agreement of even date herewith, between Tracinda and Participant (the "Consulting Agreement"), and in addition to the consideration payable thereunder, Tracinda and Participant desire to enter into an agreement pursuant to which Participant will share a portion of the enhancement in the value of certain investments of Tracinda, as more fully set forth herein and subject to the terms and conditions hereof;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.  Participation.  (a)  On the terms and subject to the conditions
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hereof, Participant shall be entitled to receive one percent (1%) of the
Incremental Value (as defined below) with respect to an aggregate of 32,000,000 shares (the "Shares") of Common Stock, $1.00 par value (the "Common Stock"), of Chrysler Corporation (the "Company") held by Tracinda, or, if the Shares (or any portion thereof) are exchanged for any property other than cash ("Other Property"), one percent (1%) of the Incremental Value with respect to such Other Property.

               (b) For purposes of this Agreement, "Incremental Value" means:

                   (i) (x) The excess, if any, of (A) the average of the Fair Market Value (as defined below) of a Share (or of Other Property received per Share) on each of the 20 trading days immediately preceding the fourth anniversary of the date of this Agreement over (B) $47.00 (the "Base Price"), multiplied by (y) 32,000,000 minus the number of Sold Shares (as defined below); and

                  (ii) With respect to any of such 32,000,000 Shares (or Other Property with respect thereto) that are sold by Tracinda for cash and such sale is consummated while this Agreement remains in force and prior to the fourth anniversary of the date of this Agreement, the excess, if any, of (x) the actual net cash proceeds received by Tracinda upon the sale of such Shares or Other Property over (y) (A) the Base Price, multiplied by (B) the number of Shares covered by such sale (or, in the case of a sale of Other Property, the number of Shares for which the Other Property covered by such sale was exchanged) (the "Sold Shares"), provided, that if any sale occurs within six months from the date hereof, clause (x) above shall instead be the Fair Market Value of an equivalent number of Shares on the date that is six months and one day from the date hereof, but in no event greater than the actual net proceeds received by Tracinda upon the sale of such Shares.

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          (c) In the event of any merger, consolidation, reorganization, recapitalization, reclassification, stock split, reverse stock split or similar transaction involving the Shares, the number of Shares and/or the Base Price (as applicable) shall be appropriately adjusted.

          (d) For all purposes of this Agreement, the Shares shall not be segregated from other shares of Common Stock held by Tracinda, it being understood that any sale of Common Stock consummated while this Agreement remains in force and prior to the fourth anniversary of the date of this Agreement, up to a maximum of 32,000,000 shares of Common Stock, shall be deemed a sale of Shares for purposes of paragraph 1(b)(ii).

          (e) Incremental Value shall not be reduced or offset by the amount, if any, by which the actual net cash proceeds received by Tracinda for any sale of Shares (or Other Property with respect thereto) is less than the Base Price multiplied by the number of Shares covered by such sale (or, in the case of a sale of Other Property, the number of Shares for which the Other Property covered by such sale was exchanged), but any such Shares shall nonetheless be considered Sold Shares for purposes of paragraph 1(b)(i).

          (f) Any payment due to Participant pursuant to this paragraph shall be paid to Participant, in the case of paragraph 1(b)(i), on the 30th day after the fourth anniversary of the date hereof and, in the case of paragraph 1(b)(ii), on the 30th day after receipt by Tracinda of the net proceeds of such sale (or, in the case of a sale within six months from the date hereof, on the 30th day after the date that is six months and one day from the date hereof).

          (g) "Fair Market Value" shall mean, for any date, the mean between the high and low sales price on such date, or if no sales price is available for such date, the mean between the closing bid and asked prices for such date, for the Common Stock or Other Property (i) as reported by the principal national securities exchange in the United States on which the Common Stock or Other Property is then traded, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers. If the Common Stock or Other Property is not readily tradable on a national securities exchange or any system sponsored by the National Association of Securities Dealers, the Fair Market Value of the Common Stock and/or Other Property shall be determined by a nationally recognized, independent investment banking firm selected by Tracinda in its sole discretion.

          2.  Control Over Shares.  Participant expressly acknowledges that
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Tracinda retains the right, in its sole discretion, to make all investment and other decisions with respect to the Shares, its investment in the Company, or otherwise with respect to the Company, including without limitation the sole right to determine whether

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and/or when to sell or otherwise dispose of any Shares and the consideration to be received in any such sale or other disposition, whether to enter into, or to approve or disapprove (including voting the Shares for or against) any merger, consolidation, reorganization, recapitalization, reclassification, stock split, reverse stock split or other extraordinary transaction involving Tracinda and/or the Company. Participant further expressly acknowledges that Tracinda has no obligation whatsoever to attempt to maximize Incremental Value as defined in this Agreement, and may make all such investment and other decisions without regard for the effect of such decisions under this Agreement. Without limiting the foregoing, Tracinda may pledge, or otherwise create one or more liens or encumbrances on, all or any portion of the Shares, with respect to new borrowings, existing borrowings, or otherwise.

          3.  Term.  The term of this Agreement will commence on the date
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written above and continue through the last date on which any payment is due hereunder, unless terminated sooner in accordance with paragraph 4. Following the determination of the Incremental Value under paragraph 1(b)(i) and the making of any required payment with respect thereto, Tracinda shall have no further obligation to Participant with respect to the Shares or any sale or other disposition thereof.

          4.  Termination.  (a)  This Agreement may be terminated by mutual
              -----------
agreement of Tracinda and Participant.

              (b) This Agreement may be terminated by Tracinda if Participant
(i) shall contact the Company or any person affiliated with or representing the Company or shall take any other action with respect to or involving the Company or Tracinda's investment in the Common Stock, other than as specifically requested by Tracinda pursuant to the Consulting Agreement; provided, that
                                                            --------
Participant may purchase or sell shares of Common Stock in compliance with applicable securities laws so long as, after giving effect thereto, none of Tracinda, Participant, any other person or entity that is or may be deemed a member of a group with Tracinda (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934), nor any group of which any of the foregoing is a member, shall be deemed an "Acquiring Person" within the meaning of the Amended and Restated Rights Agreement, dated as of December 14, 1990 and amended as of December 1, 1994, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), or within the meaning of any other similar agreement or plan adopted by or entered into by the Company; or
(ii) shall fail to notify Tracinda promptly as to any facts or events within his control that would require an amendment to the Schedule 13D filed by Tracinda, Participant and others with respect to the Company. Participant expressly acknowledges that, under the Rights Agreement as publicly disclosed as of the date hereof, an "Acquiring Person" is generally defined as any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial
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

Owner of 15% or more of the outstanding Common Stock of the Company (with capitalized terms being as defined in the Rights Agreement).

              (c) This Agreement may be terminated by Tracinda upon a material breach by Participant of the Consulting Agreement. This Agreement may not be terminated by Tracinda as a result of a termination of the Consulting Agreement pursuant to paragraph 9 thereof (other than following a material breach of the Consulting Agreement by Participant).

              (d) Upon a termination of this Agreement pursuant to this paragraph 4, Tracinda shall have no further obligation to Participant with respect to the Shares (or Other Property with respect thereto) or any sale or other disposition of Shares (or Other Property with respect thereto).

              (e) Participant's rights under this Agreement shall not terminate if Participant dies prior to termination of this Agreement.

          5.  No Lien on Shares.  The rights of Participant hereunder constitute
              -----------------
an unsecured general obligation of Tracinda. Participant shall not have, and this Agreement shall not be deemed to create, any security interest, lien or other encumbrance of any kind whatsoever, or any legal or equitable interest of any kind whatsoever, in or with respect to the Shares.

          6.  Sole Beneficiary.  Participant represents and warrants that no
              ----------------
other person or entity has any right to share or participate in any of the amounts to be paid to Participant hereunder.

          7.  Governing Law.  This Agreement shall be governed by and construed
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and enforced in accordance with the internal laws of the State of Nevada.

          8.  Notices.  Any notice hereunder shall be effective if in writing
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and delivered by confirmed facsimile transmission or by overnight courier (with proof of delivery), as follows:

          To Tracinda:

          Tracinda Corporation
          4835 Koval Lane
          Las Vegas, Nevada  89109
          Facsimile:  (702) 737-1177

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

          To Participant:

          Alfred Boyer
          9665 Wilshire Boulevard, Suite 200
          Beverly Hills, CA  90212
          Facsimile:  (310) 379-2813

or to such other address as may be specified by any party hereto in accordance with this paragraph.

          9.  Headings.  The paragraph and other headings in this Agreement are
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inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

          10.  Counterparts.  This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.  Entire Agreement/Written Modification.  The terms and provisions
               -------------------------------------
of this Agreement and the Consulting Agreement constitute the entire agreement between the parties and shall supersede all previous communications, representations or agreements, either verbal or written, between the parties hereto with respect to this subject matter. This Agreement may not be enlarged, modified or altered except in writing signed by the parties.

          12.  Expenses.  Tracinda agrees to pay all reasonable legal fees of
               --------
counsel to Boyer in connection with the negotiation and execution of this Agreement and the review of any joint Schedule 13D filings of Tracinda and Boyer and the transactions contemplated hereby (other than as provided under the Consulting Agreement).

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

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                    TRACINDA CORPORATION


                                    By:__________________________
                                       Name:
                                       Title:

                                    _____________________________
                                    Alfred Boyer



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